UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐    Definitive Proxy Statement
☒    Definitive Additional Materials
☐    Soliciting Material Under §240.14a-12

EOS ENERGY ENTERPRISES, INC.
(Exact Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒    No fee required.
☐    Fee paid previously with preliminary materials.
☐    Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

SUPPLEMENT TO PROXY STATEMENT DATED MAY 27, 2022 FOR THE
SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD JUNE 28, 2022

This supplement provides updated information with respect to the Special Meeting of Stockholders of Eos Energy Enterprises, Inc., a Delaware corporation, to be held on Tuesday, June 28, 2022 at 10:00 a.m., Eastern time, as more fully described in the proxy statement filed with the Securities and Exchange Commission on May 27, 2022 (the “Proxy Statement”). This supplement is being filed to clarify that the (i) 3,967,939 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), offered and sold to YA II PN, Ltd. (“Yorkville”) under the Standby Equity Purchase Agreement dated as of April 28, 2022 (the “Original SEPA”) and (ii) 465,117 shares of the Company's Common Stock issued to Yorkville as a commitment fee in connection with the SEPA, as of the close of business on the record date, are not entitled to vote on Proposal No. 1 in accordance with Nasdaq Marketplace Rule 5635(d) as described in the Proxy Statement.
In addition, on June 13, 2022, the Company and Yorkville amended the Original SEPA pursuant to Amendment No. 1 thereto dated June 13, 2022 (the “SEPA Amendment” and, together with the Original SEPA, the “SEPA”), to revise the definition of “Commitment Amount” to clarify that the Exchange Cap (as defined in the Original SEPA) will not apply if the average price of all applicable sales of Common Shares under the SEPA (including the Commitment Fee Shares (as defined in the Original SEPA) in the number of shares sold for these purposes) equals or exceeds $2.15 per share (which represents the lower of (i) the Nasdaq Official Closing Price on the Trading Day (each as defined in the Original SEPA) immediately preceding the date of the Original SEPA; or (ii) the average Nasdaq Official Closing Price for the five Trading Days immediately preceding the date of the Original SEPA). All references to the SEPA in the Proxy Statement are to the Original SEPA as amended by the SEPA Amendment.
This supplement is first being released to stockholders on or about June 16, 2022, and should be read in conjunction with the Proxy Statement. If you have already submitted a proxy and do not wish to change your vote, no further action is required. If you have submitted a proxy and wish to change your vote, you may revoke your proxy and change your vote as described under “Can I change my vote after submitting my proxy?” on page 14 of the Proxy Statement.